Exhibit 99.1

Press Release	contacts:	Alfred G. Merriweather	Jeremiah Hall
		Chief Financial Officer	Feinstein Kean Healthcare
		Tel: 650 624 4576	Tel: 415 677 2700
		amerriweather@	jeremiah.hall@
		monogrambio.com	fkhealth.com

Monogram Announces Second Quarter 2007 Financial Results

Trofile™ Assay Ready for Commercial Introduction after FDA Approval of Pfizer’s Maraviroc;

First Clinical Data in Oncology Presented at ASCO

— Conference call today at 4:30 p.m. ET —

SOUTH SAN FRANCISCO, Calif., July 26, 2007 – Monogram Biosciences, Inc. (Nasdaq: MGRM) today reported financial results for the quarter ended June 30, 2007.

Second Quarter Results

The Company had revenue of $9.7 million for the second quarter of 2007. Monogram’s TrofileTM Assay, which has been used for patient selection in the phase III trial of Pfizer’s CCR5 antagonist, maraviroc, is ready for commercial introduction and is expected to contribute to revenue growth for Monogram after maraviroc is approved by the FDA. Total revenue in the second quarter of 2006, when Pfizer’s phase III trial for maraviroc was still in process, was $13.4 million.

The net loss was $3.9 million, or $0.03 per common share, in the second quarter of 2007, compared to a net loss of $21.8 million, or $0.17 per common share, for the same period in 2006. Included in these results were substantial non-cash items which are described below under “Non-GAAP Proforma Results.” On a non-GAAP proforma basis, adjusted for these non-cash items, the net loss was $8.3 million, or $0.06 per share, in the second quarter of 2007 compared to a net loss of $5.3 million, or $0.04 per share, in the same period of 2006.

Six Month Results

The Company had revenue of $19.1 million for the first six months of 2007, compared to revenue of $26.6 million for the first six months of 2006.

The net loss was $15.4 million, or $0.12 per common share, in the first six months of 2007, compared to a net loss of $25.1 million, or $0.19 per common share, for the same period in 2006. Included in these results were substantial non-cash items which are described below under “Non-GAAP Proforma Results.” On a non-GAAP proforma basis, adjusted for these non-cash items, the net loss was $18.1 million, or $0.14 per share, in the first six months of 2007 compared to a net loss of $8.7 million, or $0.07 per share, in the same period of 2006.

The Company had $36.6 million in cash resources (comprised of cash, cash equivalents and short-term investments) at June 30, 2007.

Monogram’s Trofile Assay and Pfizer’s maraviroc

“We are encouraged by the outlook for maraviroc and our Trofile Assay,” said William Young, Monogram chief executive officer. “Pfizer reported in June that it received an approvable letter for maraviroc from the FDA and is continuing to discuss labeling issues. We look forward to Pfizer resolving these issues so that we can commercialize Trofile in concert with Pfizer’s launch of maraviroc.”

Earlier this week, Pfizer reported positive clinical results from a separate phase III trial of maraviroc in treatment-naive patients. These latest data follow the positive safety and efficacy data presented by Pfizer in February 2007 at the Conference on Retroviral and Opportunistic Infections (CROI) and the unanimous recommendation in April by an FDA advisory panel that maraviroc be approved for use in treatment-experienced patients with CCR5-tropic HIV-1. The data presented by Pfizer at CROI was based on 24 week follow up in the phase III trials of maraviroc, and Pfizer has now reported that these results have been confirmed by the 48 week follow up data.

“Our Trofile Assay is primed and ready for commercialization in the U.S. as soon as Pfizer’s maraviroc receives FDA approval. Our national commercial organization of over 50 people, including a 33 person national field force, has been trained and is ready to communicate the value of Trofile,” continued Young. “For many years, we have served the HIV physician and patient communities by providing resistance tests that have become an integral part of managing HIV therapy. We now look forward to providing the only assay that has been clinically demonstrated to identify a patient’s tropism and thereby guide decisions about the use of Pfizer’s maraviroc as a relevant addition to the patient’s therapy.” Monogram believes that tens of thousands of patients each year in the U.S. potentially could be candidates for new classes of HIV drugs such as maraviroc.

Outside of the U.S., Pfizer reported last week that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) has issued a positive opinion recommending marketing authorization for maraviroc. A final decision from the European Commission, which has the authority to approve medications for the European Union, is expected within months.

VeraTagTM Assays for Oncology

“In June, at ASCO, we presented the first clinical data generated by our novel assays in oncology,” added Young. “As we move into a new phase of the evolution of this technology we have adopted the brandname VeraTag, for our proprietary platform formerly known as eTag.

Monogram made three presentations at the American Society of Clinical Oncology (ASCO) in June. Two presentations involved VeraTag testing in two separate clinical cohorts of Herceptin-treated patients with metastatic breast cancer. These presentations demonstrated the ability of the VeraTag assay to identify different sub-populations of patients with different clinical outcomes on Herceptin, whether they were selected by IHC or FISH. The third presentation demonstrated the ability of the VeraTag assay to identify elevated heterodimer levels that correlated with Herceptin resistance in cell lines.

“We believe that these studies suggest the power of our VeraTag technology to significantly improve the information available to physicians in making treatment decisions and also provide direction for our first VeraTag product opportunities,” added Young. “We expect that our first VeraTag products will be directed at predicting response in metastatic breast cancer patients to targeted drugs such as Herceptin®. Less than 50% of patients selected for treatment with Herceptin by currently available tests (IHC and/or FISH) actually respond. In addition, based on data presented at ASCO by other investigators, there is growing concern that currently available tests may miss some patients who can benefit from Herceptin. Tests that can more accurately identify which patients are likely to benefit from Herceptin are needed. The data we presented at ASCO suggest that the VeraTag assay can help solve this problem, and we are hard at work generating more data to confirm these observations. We have now reported two cohorts, with a total of almost 150 patient samples, in which we have identified consistent relationships between VeraTag measurements and clinical outcomes. A third cohort has been analyzed and showed similar results. Building on these three clinical cohorts involving a total of nearly 250 patients, we are obtaining additional samples for the purpose of validating clinical cutoffs that can be used to improve patient selection for Herceptin and enhance the management of HER2 positive breast cancer.”

“Our specific goals now are to publish these initial studies and to test the predictive ability of the VeraTag assay in additional cohorts of metastatic breast cancer as we move toward commercialization,” continued Young. The assays on which the recent presentations at ASCO were based are undergoing technical validation in the Company’s CLIA-certified clinical laboratory and CLIA validation is expected to be completed during the third quarter of 2007.

Capital Structure

At June 30, 2007, a total of 132.2 million shares of common stock were outstanding. Stock options and warrants are outstanding on 21.8 million shares and 0.7 million shares of common stock, respectively. The principal amount of Pfizer’s $25 million convertible note, issued in May 2006, is convertible into approximately 9.2 million shares of common stock. The $30 million principal amount of our 0% Convertible Senior Unsecured Notes, issued in January 2007, is convertible into approximately 11.9 million shares of common stock.

Non-GAAP Proforma Results

The Company is reporting non-GAAP proforma results which exclude certain items to provide a clearer view of ongoing expenses without the impact of non-cash valuation adjustments related to our convertible debt in 2007 and to our CVRs in 2006. A reconciliation of these non-GAAP proforma results to GAAP results is included with the Statement of Operations data attached to this release.

In prior years, we have reported non-GAAP proforma information that excludes the effect of stock compensation, since there was a lack of comparability in the information reported in our statement of operations for stock compensation under different accounting rules in 2005 and 2006. However, since for 2007, the statement of operations for the current year and the immediately preceding year are both presented on the same basis in accordance with SFAS123(R) we are no longer excluding these non- cash items from proforma net loss. Stock-based compensation in accordance with SFAS123(R) was $1.1 million in the second quarter of 2007, compared to $1.5 million in the prior year’s second quarter.

The following non-cash items that were reflected in non-operating income and expense for the periods ended June 30, 2007 and 2006 are excluded from proforma net loss:

•

“Mark-to-market” adjustments to the 3% Senior Secured Convertible Note and the 0% Convertible Senior Unsecured Debt. Favorable adjustments of $4.5 million and $0.4 million were recorded in the three and six months ending June 30, 2007, respectively. There were no such adjustments in the prior year, although a favorable adjustment of $2.2 million was recorded in the first quarter of 2007 for the cumulative effect of the change in accounting principle at January 1, 2007. Such adjustments could be significant and unpredictable in future quarters depending on several factors, including the level of the Company’s common stock price.

•

“Mark-to-market” adjustments in 2006 to the liability established for the payment on the CVRs issued as part of the merger consideration for ACLARA. As the outstanding CVR’s were settled in the second quarter of 2006, adjustments are not relevant for third and fourth quarters of 2006 or for 2007. An unfavorable adjustment of $16.5 million was recorded in the three and six months ended June 30, 2006.

Conference Call Details

Monogram will host a conference call today at 4:30 p.m. Eastern Time. To participate in the live teleconference please call (800) 817 2743 or (913) 981 4915 for international callers, fifteen minutes before the conference begins. Live audio of the call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. Access to live and archived audio of the conference call will be available by following the appropriate links at www.monogrambio.com and clicking on the Investor Relations link. Following the live broadcast, a replay of the call will also be available at (888) 203-1112, or (719) 457-0820 for international callers. The replay passcode is 3750409.

The information provided on the teleconference is only accurate at the time of the conference call, and Monogram assumes no obligation to provide updated information except as required by law.

About Monogram

Monogram is advancing individualized medicine by discovering, developing and marketing innovative products to guide and improve treatment of serious infectious diseases and cancer. The Company’s products are designed to help doctors optimize treatment regimens for their patients that lead to better outcomes and reduced costs. The Company’s technology is also being used by numerous biopharmaceutical companies to develop new and improved anti-viral therapeutics and vaccines as well as targeted cancer therapeutics. More information about the Company and its technology can be found on its web site at www.monogrambio.com.

Forward Looking Statements

Certain statements in this press release and attached supplemental information are forward-looking. These forward-looking statements include references to the availability of our Trofile Assay for commercial introduction, the potential need for our Trofile Assay for patient selection for maraviroc, potential FDA and European Commission approval and labeling provisions for maraviroc, the outlook for maraviroc and our Trofile Assay, the number of patients each year in the U.S. who potentially could be candidates for new classes of HIV drugs such as maraviroc, the ability of VeraTag technology to significantly improve the information available to physicians, plans for further development of the VeraTag technology and products and anticipated clinical and laboratory validation of VeraTag in a CLIA setting, expected protection provided by patents, possible regulation of Trofile and our other products by the FDA, and activities expected to occur in connection with the Pfizer collaboration. These forward-looking statements are subject to risks and uncertainties and other factors, which may cause actual results to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that maraviroc will not be approved by the FDA; the risk that regulatory authorities may not require or recommend a molecular diagnostic for patient selection for maraviroc or other HIV drugs; risks related to the implementation of the collaboration with Pfizer; risks related to our ability to recognize revenue from activities under the collaboration with Pfizer; risks and uncertainties relating to the performance of our products; the growth in revenues; the size, timing and success or failure of any clinical trials for CCR5 inhibitors, entry inhibitors or integrase inhibitors; the risk that our Trofile Assay may not be utilized for patient use in the event of approval of any CCR5 inhibitors; the risk that our VeraTag assays may not predict response to particular therapeutic agents; the risk that we may not be able to obtain additional cohorts of patient samples for additional VeraTag studies, our ability to successfully conduct clinical studies and the results obtained from those studies; whether larger confirmatory clinical studies will confirm the results of initial studies; our ability to establish reliable, high-volume operations at commercially reasonable costs; expected reliance on a few customers for the majority of our revenues; the annual renewal of certain customer agreements; actual market acceptance of our products and adoption of our technological approach and products by pharmaceutical and biotechnology companies; our estimate of the size of our markets; our estimates of the levels of demand for our products; the impact of competition; the timing and ultimate size of pharmaceutical company clinical trials; whether payers will authorize reimbursement for our products and services; whether the FDA or any other agency will decide to further regulate our products or services, including Trofile; whether the draft guidance on Multivariate Index Assays issued by FDA will be subsequently determined to apply to our current or planned products; whether we will encounter problems or delays in automating our processes; the ultimate validity and enforceability of our patent applications and patents; the possible infringement of the intellectual property of others; whether licenses to third party technology will be available; whether we are able to build brand loyalty and expand revenues; restrictions on the conduct of our business imposed by the Pfizer, Merrill Lynch and other debt agreements; the impact of additional dilution if our convertible debt is converted to equity; and whether we will be able to raise sufficient capital in the future, if required. For a discussion of other factors that may cause actual events to differ from those projected, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q, as well as other subsequent filings with the Securities and Exchange Commission. We do not undertake, and specifically disclaim any obligation, to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

PhenoSense, PhenoSenseGT, Trofile, VeraTag and eTag are trademarks of Monogram Biosciences, Inc. Heceptin is a registered trademark of Genentech, Inc.

~financials to follow~

MONOGRAM BIOSCIENCES, INC.

SELECTED STATEMENT OF OPERATIONS DATA

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue:
Product revenue	$8,907	$12,757	$18,006	$25,003
Contract revenue	485	620	803	1,623
License revenue	300	—	300	—

Total revenue	9,692	13,377	19,109	26,626

Operating costs and expenses:
Cost of product revenue	5,327	5,664	11,032	11,345
Research and development	5,176	5,208	10,507	9,783
Sales and marketing	4,159	4,067	8,102	7,445
General and administrative	3,629	4,282	7,857	7,863

Total operating costs and expenses	18,291	19,221	37,498	36,436

Operating loss	(8,599)	(5,844)	(18,389)	(9,810)

Convertible debt valuation adjustment and interest income/(expense), net	4,727	544	717	1,143
CVR valuation adjustment	—	(16,464)	—	(16,450)

Net loss before cumulative effect of change in accounting principle	(3,872)	(21,764)	(17,672)	(25,117)
Cumulative effect of change in accounting principle	—	—	2,242	—

Net loss after cumulative effect of change in accounting principle	$(3,872)	$(21,764)	$(15,430)	$(25,117)

Basic and diluted net loss per common share before cumulative effect of change in accounting principle	$(0.03)	$(0.17)	$(0.13)	$(0.19)
Cumulative effect per share of change in accounting principle	$—	$—	$0.01	$—

Basic and diluted net loss per common share after cumulative effect of change in accounting principle	$(0.03)	$(0.17)	$(0.12)	$(0.19)

Weighted-average shares used in computing basic net loss per common share	132,026	130,348	131,805	129,983

Reconciliation of Non-GAAP Proforma Results to GAAP
Net loss after cumulative effect of change in accounting principle	$(3,872)	$(21,764)	$(15,430)	$(25,117)
Adjustments for certain non-cash items:
Cumulative effect of change in accounting principle	—	—	(2,242)	—
CVR valuation adjustment	—	16,464	—	16,450
Convertible debt valuation adjustment	(4,463)	—	(408)	—

Non-GAAP Proforma net loss	(8,335)	(5,300)	(18,080)	(8,667)

Non-GAAP Proforma net loss per common share, basic	$(0.06)	$(0.04)	$(0.14)	$(0.07)

Management believes that this non-GAAP proforma financial data supplements the Company’s GAAP financial statements by providing investors with additional information which allows them to have a clearer picture of the Company’s operations, financial performance and the comparability of the Company’s operating results from period to period as they exclude the effects in 2007 of revaluation of the Company’s convertible debt and the effects in 2006 of revaluation of the contingent value rights issued in connection with the Company’s merger with ACLARA that management believes are not indicative of the Company’s ongoing operations. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP. Above, management has provided a reconciliation of the non-GAAP proforma financial information with the comparable financial information reported in accordance with GAAP.

MONOGRAM BIOSCIENCES, INC.

SELECTED BALANCE SHEET DATA

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
		(Note 1)
ASSETS
Current assets:
Cash and cash equivalents	$14,712	$8,263
Short-term investments	21,853	22,867
Accounts receivable, net	7,991	6,849
Prepaid expenses	1,080	1,234
Inventory	1,073	961
Other current assets	634	378

Total current assets	47,343	40,552
Property and equipment, net	7,661	7,463
Goodwill	9,927	9,927
Deferred costs	3,687	1,783
Other assets	876	1,120

Total assets	$69,494	$60,845

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,849	$1,271
Accrued compensation	3,420	2,258
Accrued liabilities	3,994	4,720
Current portion of restructuring costs	637	1,128
Deferred revenue, current portion	689	404
Current portion of loans payable and capital lease obligations	5,607	6,355
Contingent value rights	2,828	2,813

Total current liabilities	19,024	18,949
Long-term 3% convertible promissory note	21,959	25,000
Long-term 0% convertible promissory note	21,136	—
Long-term portion of restructuring costs	579	868
Long-term deferred revenue	4,106	1,783
Other long-term liabilities	375	337

Total liabilities	67,179	46,937

Stockholders’ equity:
Common stock	132	131
Additional paid-in capital	281,620	277,892
Accumulated other comprehensive loss	(16)	(124)
Accumulated deficit	(279,421)	(263,991)

Total stockholders’ equity	2,315	13,908

Total liabilities and stockholders’ equity	$69,494	$60,845

(1)	The balance sheet data at December 31, 2006 is derived from audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission.

MONOGRAM BIOSCIENCES, INC.

SUPPLEMENTAL INFORMATION

To provide additional insights to investors, the following information is provided in a question and answer format.

HIV

1.	What is the status of the opportunity in the U.S. for Monogram’s Trofile Assay with Pfizer’s maraviroc?

Pfizer received an approvable letter from the U.S. Food and Drug Administration (FDA) for maraviroc on June 20. This followed a unanimous recommendation, from the FDA Antiviral Drugs Advisory Committee that maraviroc be approved for use along with other antiretroviral agents for treatment-experienced adult patients infected with CCR5-tropic HIV-1. Pfizer indicated that it was in continuing discussions with FDA regarding open questions and labeling, and that no additional clinical data was being requested by FDA.

If approved, maraviroc would be the first member of a new class of oral HIV medicines in more than a decade. Monogram’s Trofile™ Assay has been used to select patients for the clinical trials of maraviroc. The CCR5 class of drug blocks the use by HIV of the patient’s CCR5 co-receptor, if this co-receptor is being used for entry by HIV into cells. In later stage patients, the CCR5 co-receptor is in use only in approximately half of patients. Accordingly, knowing whether the CCR5 co-receptor is being used by HIV in a particular patient is critical for drug efficacy, and potentially for drug safety. Information provided by Pfizer to the advisory panel indicates that “the results in treatment-experienced patients with CCR5-tropic versus non CCR5-tropic HIV-1 provide clinical data validating Monogram’s Trofile Assay as an effective and appropriate means to identify patients with CCR5-tropic HIV-1 and who are therefore likely to respond to maraviroc.”

Pfizer’s submission to the FDA was based on the clinical results from two phase III trials, for which 24 week follow up results were reported in February, 2007. Pfizer has reported in July, 2007 that 48 week follow up data has confirmed the previously reported results. We, and Pfizer, await FDA action on maraviroc. We anticipate that maraviroc may be approved by the FDA soon, although this is not assured. While the ultimate drug labeling will not be known till maraviroc is approved, there was extensive discussion in the FDA panel meeting regarding the Trofile Assay and we believe there may be a role for our test in clinical use of maraviroc after approval. We have begun working with public and private payers to achieve coverage and reimbursement by these payers.

Operationally, our clinical lab is prepared for the potential commercial introduction of Trofile. Over 23,000 Trofile Assays have been performed since 2004 in Monogram’s CLIA certified laboratory. After approval, all Trofile Assays will be run in this same clinical laboratory. Currently our turnaround time in performing the Trofile Assay, like our phenotypic resistance tests, is approximately two weeks. Trofile is the only diagnostic demonstrated in clinical studies to identify whether patients are CCR5-tropic and has been used in all clinical trials of CCR5 antagonists to date. In addition, Monogram performs tens of thousands of phenotypic and genotypic resistance tests annually, including the PhenoSenseGT™ assay that was used to optimize background therapy in the clinical trials of maraviroc.

We are ready to make our Trofile Assay available commercially as soon as maraviroc is approved. We intend to bring Trofile to the HIV physician community through our direct sales and marketing channels throughout the U.S. These channels have been used successfully for our phenotypic and genotypic resistance tests and we believe that this existing sales and marketing organization, comprising over 50 sales, marketing and support personnel, is well placed to communicate the value of Trofile to physicians.

While the pending FDA submission for maraviroc relates to its use in treatment-experienced patients, an additional phase III study (the MERIT study) has been conducted by Pfizer in treatment-naïve patients and in July 2007, Pfizer reported the results of this study in Sydney at the International AIDS Society Meeting. Pfizer reported favorable safety and efficacy data in the MERIT trial. The primary analyses of the 48 week data indicate that treatment naïve subjects treated with a maraviroc-containing regimen as a first course of therapy responded well, as measured by suppression of HIV replication and gains in CD4+ T-cell counts. The results of the MERIT study also reinforce the favorable safety profile of maraviroc that was previously demonstrated in the treatment experienced population.

2.	What about the CCR5 class as a whole?

Other CCR5 antagonists are in development. The most advanced of these is Schering Plough’s vicriviroc, which is in ongoing clinical development. In July 2007 at the International Aids Society meeting in Sydney, Schering reported that that results from a Phase II clinical trial showed that vicriviroc, demonstrated potent and sustained viral suppression through 48 weeks of therapy in treatment-experienced HIV patients. Schering also stated that based on results from its Phase II clinical trials, they will select a dose of vicriviroc to move forward into Phase III clinical development in treatment-experienced patients. As with Pfizer’s studies of maraviroc, Schering used our Trofile Assay to select patients and our phenotypic tests to optimize background therapy for their studies of vicriviroc. Our testing services have been used in all clinical programs of CCR5 antagonists conducted to date, for patient selection and monitoring utilizing our Trofile Assay, and for optimization of patients’ background treatment regimens utilizing our PhenoSenseGT test.

3.	What is the nature of the collaboration agreement with Pfizer?

The collaboration agreement announced in May 2006 provides a framework in which Pfizer and Monogram are collaborating to make our Trofile Assay available globally. This collaboration puts in place arrangements that are designed to make sure that the test can be available in countries outside of the U.S. where Pfizer, after regulatory approval, wishes to commercialize maraviroc. The agreement covers commercialization of Trofile outside the U.S., where Pfizer will take the lead in commercializing the assay. In the U.S., Monogram will be responsible for all aspects of commercializing Trofile.

4.	What are the economic aspects of the agreements with Pfizer?

There are two separate aspects to the arrangements with Pfizer. The first was a $25 million financing that is described in the Financial section of this Q&A. The second is a collaboration that is designed to make Trofile available globally.

Outside of the U.S. Pfizer will lead the commercial effort and so will be responsible for, and incur the costs of marketing, sales, reimbursement and regulatory matters. We will be responsible for logistics and medical education in those countries where Pfizer elects to market maraviroc. However, Pfizer will reimburse us for all of our costs incurred in these activities. These costs are potentially substantial, but, due to Pfizer’s funding obligation, is not expected to place a burden on our cash flows. Through the second quarter of 2007, such costs amounted to $3.7m. Pfizer will also buy tests from Monogram.

For details of how revenue and expenses will be recognized for this collaboration, refer to the Financial section of this Q&A.

5.	How does the collaboration with Pfizer affect the U.S. market?

While we are working collaboratively with Pfizer’s commercial organization, we have full control over our U.S. marketing activities. We will independently set our commercial price for the Trofile Assay and obtain reimbursement for the assay. We have already had initial discussions with some of the larger public and private payers to introduce Trofile and its potential value in clinical use of CCR5 antagonists. Our goal is to achieve appropriate coverage and reimbursement as soon as possible after drug approval. Refer also to question 1 above.

6.	What is the status of the opportunity internationally for Monogram’s Trofile Assay with Pfizer’s maraviroc?

In the European Union, Pfizer made a submission to the E.U. authorities for regulatory approval simultaneously with the FDA submission. Pfizer announced in July 2007 that the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMEA) issued a positive opinion recommending marketing authorization for maraviroc for use in combination with other antiretroviral agents for treatment-experienced patients infected with CCR5-tropic HIV-1. The CHMP’s positive opinion will be reviewed by the European Commission, which has authority to approve medicines for the European Union. Pfizer anticipates a final decision from the Commission in the coming months.

In our collaboration with Pfizer described above, we have been engaged in planning for commercial availability of Trofile in those countries identified by Pfizer for commercial launch. Our responsibility is to implement the logistical arrangements for blood samples to be delivered from local markets to our lab in South San Francisco for processing. Pfizer is responsible for reimbursing us for all of our costs incurred in establishing and operating the logistics infrastructure. We are well advanced in the initial countries identified by Pfizer and expect to be ready to make Trofile available in as many as eight countries outside the U.S. by the end of this year, should regulatory approval be obtained. Planning is under way in 40 additional countries.

7.	What is the significance of the integrase class of HIV drugs to Monogram’s business?

Our tests have been used in the clinical development programs of the new integrase drugs for optimization of background therapy, prior to addition of the new investigational drug. We also have an assay available for research use in assessing resistance to integrase inhibitors. This assay will be available as a CLIA approved test when clinically relevant after the potential approval of the drugs.

Monogram’s current resistance tests assess resistance of patients’ virus to the existing classes of drugs, including the one currently marketed entry inhibitor, Fuzeon® from Roche. The advent of CCR5 antagonists and integrase inhibitors add both to the richness of potential treatment options for patients and also to the potential testing opportunity for Monogram. For us, this means opportunity not only for our current genotypic and phenotypic tests but also for our new class-specific resistance tests for these classes. As the range of therapeutic options becomes more varied and complex, we believe that the need for sophisticated testing will increase.

8.	What is the proprietary nature of your tests for tropism and HIV entry?

Our tropism and entry tests are covered by our fundamental patents for phenotypic analysis. In addition, in May 2006 we received four notices of allowance from the U.S. Patent Office related to the use of Monogram’s PhenoSense™ technology for assessing the likely efficacy of entry inhibitors, a new class of drug that prevents HIV from entering cells. All four of these patents have subsequently issued. Monogram’s tests measure co-receptor tropism and the susceptibility or resistance of HIV to entry inhibitors, critical elements in the development and use of these new drugs. The phenotypic approach covered by these allowed patents is able to directly and accurately assess the susceptibility or resistance of a patient’s HIV to entry inhibitors, and to determine to what extent a patient’s virus is able to gain entry into cells via one or other, or a mixture, of the two major co-receptors, CCR5 or CXCR4, that are used in conjunction with the virus’ primary receptor, CD4. The allowed patents cover an approach that is able to directly assess resistance to entry inhibitors, the identification of co-receptor usage, screening for new entry inhibitor compounds and an antibody response capable of blocking infection. Monogram’s assays utilizing these methods include the PhenoSense Entry Assay that assesses resistance of HIV to all classes of entry inhibitor drugs and the Trofile Assay that identifies the ability of a patient’s HIV to enter cells using specific co-receptors such as CCR5. We believe these patents are important because the envelope region of the virus (the area involved in cell entry) has a particularly heterogeneous genetic sequence. This renders genotypic methods significantly less effective for measuring co-receptor tropism and resistance to specific viral entry inhibitors, giving Monogram’s phenotypic methods significant advantages.

9.	Is there published data available related to your Trofile Assay?

In February 2007, Pfizer reported the results of its phase III studies of maraviroc in treatment-experienced patients at the 14th Conference on Retroviruses and Opportunistic Infections (CROI). A 24 week analysis showed that approximately twice as many patients receiving maraviroc with an optimized background regimen achieved undetectable virus in the blood than if an optimized regimen was given alone. In addition, patients receiving maraviroc and an optimized regimen saw an increase in CD4 cells nearly twice that seen in those receiving optimized regimen alone. Adverse events in the group receiving maraviroc plus an optimized regimen were similar to those receiving an optimized regimen alone when adjusted for duration of exposure. Pfizer reported that the data from the two identical studies are remarkably consistent and demonstrate significant decreases in viral load and increases in CD4 cells when maraviroc is added to the standard optimized treatment regimen. These results were obtained by utilizing Monogram’s Trofile test to confirm in advance whether a patient is infected with CCR5-tropic HIV. Pfizer has reported in July 2007 that the 48 week follow up data has confirmed the previously reported 24 week results.

In July 2007, Pfizer reported the results of its phase III trial (the MERIT trial) in treatment-naïve patients in Sydney at the International AIDS Society Meeting. Pfizer reported favorable safety and efficacy data in the MERIT trial. The primary analyses of the 48 week data indicate that treatment naïve subjects treated with a maraviroc-containing regimen as a first course of therapy responded well, as measured by suppression of HIV replication and gains in CD4+ T-cell counts. The results of the MERIT study also reinforce the favorable safety profile of maraviroc that was previously demonstrated in the treatment experienced population.

Previously, four studies demonstrating the utility and clinical significance of our Trofile Assay were presented in August 2006 at the XVI International AIDS Conference in Toronto.

The first study, presented by Monogram scientists, confirmed that the Trofile Assay can accurately characterize the tropism of a panel of diverse HIV strains. Our scientists used the assay to evaluate the co-receptor tropism of a panel of 46 well-characterized strains of HIV-1 that included multiple subtypes (CCR5, CXCR4, or dual/mixed tropism (DM)). The assay accurately measured the tropism of all 46 strains. The assay also was accurate when tested against three clonal viruses (CCR5, CXCR4 and DM). When CCR5 and CXCR4 clones were mixed together, the assay was able to detect minor variants down to 10 percent in all samples tested, and to 5 percent in 83 percent of samples tested. The data show that Monogram’s Trofile Assay is an accurate, precise, sensitive, reproducible and robust assay for the measurement of tropism and support its use as the standard assay for patient screening and monitoring in the development of co-receptor antagonists.

The second study, also presented by Monogram scientists, compared the abilities of V3 sequencing and Monogram’s Trofile Assay to accurately characterize tropism. V3 sequencing examines the genetic sequence of only the V3 region of the envelope gene of HIV taken from a patient and uses algorithms to predict co-receptor tropism. The Trofile Assay uses the entire envelope gene taken from the patient’s virus to measure viral tropism directly. The study used patient-derived virus sequences representing multiple subtypes of HIV-1, and found that sensitivity for detection of viruses using the CXCR4 co-receptor varied widely depending on viral sub-type and on the interpretation system used. In comparison to phenotypic analysis with Trofile, which accurately and directly measures co-receptor usage, genotypic measures, on average, were only approximately 65% accurate, and in many cases were even less accurate. These results demonstrate that genotypic approaches are inferior for assessing tropism when compared with Trofile. This is because the region of the virus involved in cellular entry has a particularly heterogeneous genetic sequence, which renders genotypic methods significantly less effective.

In a study presented by scientists from Pfizer, Inc., the negative predictive value of Monogram’s Trofile Assay was assessed in an ongoing Phase III trial of Pfizer’s investigational CCR5 antagonist, maraviroc (Study 1029). Results showed that patients identified by the assay as having virus using BOTH the CXCR4 and CCR5 receptors (dual/mixed tropic) did not respond to the investigational (CCR5) therapy. These data suggest that screening patients with the Trofile Assay will allow physicians to avoid treating patients with expensive drug therapy who are unlikely to respond to that therapy.

A study presented by investigators from the AIDS Clinical Trial Group 5211 study team and Schering Plough demonstrated the positive predictive value of the assay in patients participating in a Phase IIb trial of Schering-Plough’s investigational CCR5 antagonist vicriviroc. In this study, patients identified by the assay as having virus utilizing only the CCR5 co-receptor demonstrated clinical responses to the investigational therapy.

These two studies involving Pfizer’s maraviroc and Schering Plough’s vicriviroc, suggest that the Trofile Assay is an effective method of identifying appropriate patients for treatment with CCR5 antagonists. By virtue of its high positive and negative predictive values, the Trofile Assay is highly capable of ensuring that individuals receive treatments that are most likely to provide them with clinical benefit.

10.	What will be the impact of possible FDA regulation?

In September 2006, the FDA issued draft guidance related to the regulation of certain kinds of test provided through CLIA labs. This draft guidance was subject to public comment and a revised draft was issued in July 2007. This is also subject to public comment and may be revised before being finalized. We do not believe that the guidance is intended to regulate all CLIA-based lab tests. Rather it appears to be focused on a subset of tests referred to as IVD Multivariate Index Assays where multiple variables are combined using an interpretation function to yield a single patient-specific result whose derivation is non-transparent to end-users.

With regard to our HIV business, we do not currently believe that our products will be affected by this draft guidance for the following reasons:

•

First, our phenotypic resistance tests and our co-receptor tropism test are all direct biological measurements and are not the kind of “black box” algorithms on which the draft guidance appears to be focused

•	Second, genotypic HIV tests are explicitly mentioned as not being covered by the draft guidance

•

Third, with respect to our Trofile Assay, because of the role of our Trofile Assay in the phase II and phase III clinical evaluation of CCR5 antagonists, we have had direct interactions with the FDA and in 2004 filed a Master File on our Trofile Assay with the FDA which provided the agency substantial performance characteristics and validation data on the Trofile Assay. FDA has verbally concurred with our assessment that Trofile does not fall within the draft guidance.

However, because of the significance of Trofile to use of maraviroc, the FDA, during the advisory panel meeting, expressed an interest in the regulatory status of the assay and it is not clear what regulatory approach the FDA may take. The FDA has, however, indicated that it does not intend to take precipitous regulatory action that would delay the availability of maraviroc to patients. It remains unclear what action the FDA may take in this regard.

With regard to our potential VeraTag products for oncology, we will continue to monitor the evolution of the regulatory situation and will be actively engaged in the process both through direct interaction with the FDA and through trade groups. Our VeraTag assays are currently designed to make direct biological measurements of proteins and protein dimers and facilitate predictions based on a clear biological rationale. As such, they may be viewed as different from the “black box” algorithm based tests that the draft guidance is intended to reach, though at this time we cannot make this determination.

However, in the evolving area of molecular diagnostics, it is not clear when or what delineations will be made in determining applicability of the draft guidance once finalized and we are currently unable to predict the applicability of such final guidelines or whether any additional regulations will be proposed which might impact our current or future products.

Oncology

11.	What is VeraTag technology? How will VeraTag assays be used?

Our VeraTag assays enable detailed analysis of activated protein drug targets and signaling pathways in cancer cells, including FFPE samples, which is the standard format in most pathology labs. The unique capability of eTag assays is the ability to directly measure, quantitatively and precisely, activated pathway status by measuring protein complexes, not just indirect measures such as gene mutations and gene expression levels. The assays are designed to provide information on a drug’s mechanism of action, selectivity and potency in a biological setting in pre-clinical research, and enable enrichment or selection of clinical trial populations later in a drug’s development. In addition, we believe these assays may ultimately be used to help physicians better determine whether certain therapies are more appropriate for individual cancer patients, and whether to combine therapies with different mechanisms or properties for such patients.

12.	What is the status of your clinical studies for the VeraTag EGFR/HER test panel?

In June 2007, we presented the first clinical data generated by our novel VeraTag assays in oncology at the American Society of Clinical Oncology (ASCO).Two presentations involved VeraTag testing in two separate clinical cohorts, for a total of almost 150 Herceptin-treated patients with metastatic breast cancer. These presentations demonstrated the ability of the VeraTag assay to identify different sub-populations of patients with different clinical outcomes on Herceptin, whether they were selected by IHC or FISH. A third presentation demonstrated the ability of the VeraTag assay to identify elevated heterodimer levels that correlated with Herceptin resistance in cell lines.

We believe that these studies suggest the power of our VeraTag technology. Our goals now are to publish these initial studies and to conduct and publish analyses of additional metastatic patient cohorts. One of the planned additional cohorts, involving almost 100 metastatic breast cancer patients, has already been tested and the results are consistent with prior observations. These three cohorts, totaling almost 250 patients, suggest that VeraTag Assays can significantly improve the information available to physicians in managing patient therapies in metastatic breast cancer. Additional samples are targeted to confirm these observations.

13.	What is the CLIA status of your VeraTag assays?

The assays on which the recent presentations at ASCO were based are undergoing technical validation in the Company’s CLIA certified clinical laboratory and CLIA validation is expected to be completed during the third quarter of 2007.

14.	What will your first commercial oncology product be?

We expect that our first products will be directed at predicting response in metatstatic breast cancer patients to targeted drugs such as Herceptin®. Less than 50% of patients selected for treatment with Herceptin by currently available tests (IHC and/or FISH) respond. In addition, there is growing concern that poor implementation coupled with the insensitive nature of these currently available tests leads to some patients being incorrectly identified as HER2 negative and being denied Herceptin, when in fact they may be appropriate candidates for the drug. We believe there is an important clinical need for enhanced information such as that demonstrated in our presentations at ASCO.

We intend that our portfolio of assays for the EGFR/Her pathway will ultimately include assays that measure the levels of individual receptor monomers (HER1, HER2 and HER3); receptor homo-dimers (HER1:HER1, and HER2:HER2); and hetero-dimers (HER1:HER2, HER2:HER3), and assays for various modified forms of these receptors, (e.g. p95/HER2). In time, we plan to have a broad portfolio of assays that provide comprehensive information for drugs targeting individual protein components of the EGFR/HER pathway so that physicians will be able to detect resistance early and make better choices for their patients. These choices may involve not only decisions about individual drugs, but also about combinations of drugs.

Our initial focus has been breast cancer where Herceptin has been marketed for several years, Tykerb has recently been approved, and other drugs are in development. In breast cancer, there may be two opportunities based on evolving treatment settings for Herceptin. One is the opportunity for a better test to support the design of treatment regimens, for advanced disease, that contain Herceptin, chemotherapy and potentially other agents. A second and potentially larger opportunity may be for an improved test (in relation to existing FISH and IHC tests) to support the design of treatment regimens in patients with early stage disease, again looking at likely efficacy of targeted agents like Herceptin and chemotherapeutics.

15.	What happened to “eTag”?

We view the presentation of our first clinical data at ASCO in June 2007 as a very important event in the evolution of the technology, and as we move into a new phase of the evolution of this technology we felt it appropriate to evaluate the appropriate brand for our proprietary platform. The brandname we selected is VeraTag.

Financial

16.	What has been your use of cash?

The following table summarizes elements of cash flow in 2006 and the first half of 2007.

	2006				2007
$ millions	Q1	Q2	Q3	Q4	Q1	Q2
Cash provided by (used in) operations (1)	$0.3	$0.2	$(4.6)	$(5.9)	$(7.4)	$(6.7)
Cash used in CVR settlement	—	(57.1)	—	—	—	—
Cash provided by (used in) investing activities (2)	(0.6)	(0.8)	—	(0.2)	(0.3)	(1.0)
Cash provided by financing activities	2.7	25.4	5.6	1.0	18.9	2.0

	$2.4	$(32.3)	$1.0	$(5.1)	$11.2	$(5.7)

(1)	Cash used in operations in 2006 excludes the payment on the CVR liability.
(2)	Cash used in investing activities excludes purchase and maturities/sales of investments.

17.	What is your current cash position?

At June 30, 2007 we had cash resources (comprising cash, cash equivalents, short-term investments) of approximately $36.6 million.

18.	What are the details of the two convertible notes on your balance sheet?

	Pfizer financing (May 2006)	0% Convertible Senior Unsecured Debt (January 2007)
Amount	$25m	$22.5 m ($30m face value)
Due date	May 2010	December 2011
Interest	3%, payable in cash or common stock	Zero coupon
Conversion price per share	$2.7048	$2.52
“Autoconversion” feature if common stock trades at specified level	$4.06 for 20 out of 30 consecutive trading days	$3.15 for 20 out of 30 consecutive trading days
Security	HIV assets	None

Greater details on these debt arrangements can be found in the notes to our financial statements in our Form 10K filing with the SEC.

19.	How will revenue and expenses be recognized in relation to your collaboration with Pfizer?

The collaboration involves a number of elements, including supply of the Trofile Assay in additional clinical studies (including Pfizer’s announced expanded access program for maraviroc) supply of the Trofile Assay for clinical use outside of the U.S., reimbursement of costs for the establishment and operation of supply infrastructure outside of the U.S. and potential assistance to Pfizer in the establishment and operation of a second facility for processing of tropism assays. Under applicable accounting rules, each of these deliverables has to be separately analyzed to establish an appropriate fair value. Absence of an established fair value for any undelivered elements requires a deferral of all other revenue in the arrangements. The application of these accounting rules requires us to defer all the revenue until the expiry or termination of the contract, or earlier completion of the deliverable, due to the absence of an established fair value for the potential assistance to Pfizer in the establishment and operation of a second facility for processing of tropism assays. Costs associated with deferred revenues to date have also been deferred. The deferrals are included in the balance sheet as long term deferred revenue of $4.1 million and deferred costs of $3.7 million. Additional details will be included in our SEC filings on Form 10Q and 10K.

20.	What are the details of the Line of Credit with Merrill Lynch?

In September 2006, we entered into a Credit and Security Agreement with Merrill Lynch Capital, a division of Merrill Lynch Business Financial Services Inc. This revolving credit line provides the Company with a $10 million line of credit, with borrowings limited by the amount of eligible accounts receivable, currently approximately $5.4 million. The line is secured by our accounts receivable, inventory and intellectual property related to our oncology testing business and is subject to certain covenants related to the conduct of our business. The Agreement expires in March 2010. As of June 30, 2007, approximately $5.4 million was outstanding under the revolving credit line.

21.	What are the trends in your net losses?

Our net loss includes adjustments to fair value for (i) in 2007, our convertible debt, and (ii) in 2006, the CVR liability for quarters prior to the June 2006 CVR maturity date. The effects of these items have caused and may cause significant fluctuations from quarter to quarter in net loss. The table below shows the net loss both in accordance with GAAP and on a non-GAAP proforma basis, adjusted for these non-cash items.

The convertible debt is stated at fair value as a result of a requirement to bifurcate, and value, certain derivatives that are embedded within the convertible debt, such as the option on the part of the holder to convert the debt to equity. This arises because of certain provisions of the two convertible debt securities. Several assumptions will affect future valuations, with the principle one being the price of our common stock. In the event that our stock price increases, the future adjustments to fair value of the convertible debt could be significant and unfavorable.

	2006				2007
$ millions	Q1	Q2	Q3	Q4	Q1	Q2
GAAP Net Income (Loss)	$(3.3)	$(21.8)	$(6.6)	$(7.0)	$(11.6)	$(3.9)
Contingent Valuation Rights Adjustment Included in Non-operating Income/Expense (1)	—	16.5	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	(2.2)	—
Convertible Debt Valuation Adjustment (2)	—	—	—	—	4.1	(4.4)

Non-GAAP Proforma Net Loss	$(3.3)	$(5.3)	$(6.6)	$(7.0)	$(9.7)	$(8.3)

(1)	Reflects the adjustments to fair value in respect of CVRs outstanding and in respect of CVRs associated with vested ACLARA options as of the closing of the merger with ACLARA on December 10, 2004.
(2)	Reflects the adjustments to fair value in respect of the 3% Senior Secured Convertible Debt and the 0% Convertible Senior Unsecured Debt.